SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Definitive Proxy Statement

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RELIANCE STEEL & ALUMINUM CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RELIANCE STEEL & ALUMINUM CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 18, 2005

To the Shareholders of
Reliance Steel & Aluminum Co.:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Reliance Steel & Aluminum Co. (“Reliance” or “Company”) will be held on Wednesday, May 18, 2005, at 10:00 a.m., California time, at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071, for the following purposes:

1. To elect three directors to serve for two years and until their successors have been duly elected and qualified. The nominees for election to the Board are Douglas M. Hayes, Franklin R. Johnson and Leslie A. Waite.

2. To ratify and approve the Amended and Restated Directors Stock Option Plan to provide for annual grants of stock options and to make the expiration date of such stock options ten years from the date of grant.

3. To ratify Ernst & Young LLP as our independent registered public accounting firm to perform the annual audit of our 2005 financial statements.

4. To transact such other business as may properly come before the Annual Meeting or adjournments thereof.
      Only holders of shares of record on the books of Reliance at the close of business on April 7, 2005 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. You may continue to trade in our Common Stock during the solicitation period.
      We have enclosed a Proxy Statement and a proxy in card form with this Notice. All shareholders are invited to attend the Annual Meeting. To make it easier, you may vote on the Internet or by telephone. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope to which no postage need be affixed if it is mailed in the United States. Even if you give such proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary
Los Angeles, California
April 15, 2005

RELIANCE STEEL & ALUMINUM CO.
350 South Grand Avenue
Suite 5100
Los Angeles, California 90071

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 18, 2005
      We are furnishing this statement because the Board of Directors of Reliance Steel & Aluminum Co. is soliciting proxies for use at the Annual Meeting of Reliance shareholders to be held at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071, on Wednesday, May 18, 2005 at 10:00 a.m., California time, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.
INFORMATION CONCERNING PROXY
      The Board of Directors selected the persons named as proxyholders to vote the shares of Common Stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone, telegraph, and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the out-of-pocket expenses they incur to forward the proxy materials.
      We intend to present at the Annual Meeting only the following matters: (1) the election of three directors to serve for the ensuing two years and until their successors are duly elected, (2) an Amended and Restated Directors Stock Option Plan to provide for annual grants of options and an expiration date that is ten years from the date of grant of an option and (3) the ratification of the Audit Committee’s and the Board’s selection of Ernst & Young LLP as our independent registered public accounting firm to perform the annual audit of our 2005 financial statements. Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the three nominees named herein as directors, FOR the Amended and Restated Directors Stock Option Plan and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2005. If other matters properly come before the meeting, including but not limited to, any matter for which we did not receive notice by December 17, 2004, each proxy will be voted by the named proxyholders in their discretion in a manner that they consider to be in our best interests.
      If you execute a proxy, the proxy may be revoked at any time before it is voted (i) by filing with the Corporate Secretary of Reliance either an instrument revoking the proxy or a proxy bearing a later date, duly executed, or (ii) by giving written notice to the Corporate Secretary of Reliance of the death or incapacity of the shareholder who executed the proxy. Any such notice should be sent or delivered to the above address. In addition, the powers of a proxyholder are suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person.
      An Annual Report with audited financial statements for the fiscal year ended December 31, 2004 accompanied by a letter to the shareholders from the Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer is included with this Proxy Statement. That report and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material. We intend to mail this Proxy Statement and accompanying material on or about April 15, 2005.

INFORMATION CONCERNING RELIANCE’S SECURITIES
      Our only voting securities are shares of Common Stock, no par value. As of February 28, 2005 we had a total of 32,855,774 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on April 7, 2005 will be entitled to vote at the Annual Meeting.
      In the election of directors, you as a shareholder are entitled to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you give notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate their votes, that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder’s shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder thinks fit. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.
      A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the three individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to approve the Amended and Restated Directors Stock Option Plan and to ratify the engagement of the independent registered public accounting firm.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information as of February 28, 2005, with respect to the beneficial ownership of our Common Stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the Common Stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

	Amount and
	Nature of		Percentage of
Name and Address	Beneficial		Outstanding
of Beneficial Owner(1)	Ownership(2)		Shares Owned

Florence A. Neilan	4,198,090		12.78%
2888 Bayshore Dr., Apt. A-12
Newport Beach, CA 92663
Barclays Global Investors, NA	1,966,096	(3)	5.98%
45 Fremont Street
San Francisco, CA 94105
Franklin Resources, Inc.	1,935,800	(4)	5.89%
One Franklin Parkway
San Mateo, CA 94403
Dimensional Fund Advisors Inc.	1,681,302	(5)	5.12%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Joe D. Crider	114,984	(6)	*
400 A Mariposa
Sierra Madre, CA 91024
Thomas W. Gimbel	340,243	(7)	1.04%
P.O. Box 50270
Pasadena, CA 91115
David H. Hannah	152,788	(8)	*
Douglas M. Hayes	6,125	(9)	*
2545 Roscomare Rd.
Los Angeles, CA 90077
Robert Henigson	366,500	(10)	1.12%
P.O. Box 345
Deer Harbor, WA 98243
Franklin R. Johnson	6,625	(11)	*
350 South Grand Avenue, Suite 4800
Los Angeles, CA 90071
Mark V. Kaminski	3,031		*
3521 Winterberry Circle
Louisville, KY 40207
Gregg J. Mollins	63,071	(12)	*
Leslie A. Waite	72,531	(13)	*
55 South Lake Street, Suite 750
Pasadena, CA 91101
Karla R. Lewis	77,468	(14)	*
James P. MacBeth	33,598	(15)	*
William K. Sales, Jr.	13,129	(16)	*
All directors and executive officers as a group (12 persons)	1,250,093	(17)	3.79%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.

(2)	Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.

(3)	A Schedule 13G was filed in February 2005 on behalf of Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited, HYMF Limited; all of which banks disclaim beneficial ownership of the shares and which report that the securities are held in trust accounts and beneficially owned by one or more beneficiaries of those accounts. Of the reported shares, 772,365 shares are owned by Barclays Global Fund Advisors, and 1,193,731 shares are owned by Barclays Global Investors, NA.

(4)	A Schedule 13G was filed in February 2005 on behalf of Franklin Resources, Inc., parent holding company; Charles B. Johnson, principal shareholder of parent holding company; and Rupert H. Johnson, Jr., principal shareholder of parent holding company; all of which disclaim beneficial ownership of the shares and which report that the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Of the reported shares, 344,400 shares are owned by Franklin Advisers, Inc., and 1,591,400 shares are owned by Franklin Advisory Services, LLC.

(5)	A Schedule 13G was filed in February 2005 on behalf of Dimensional Fund Advisors Inc., which reports that it is a registered investment advisor that furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors Inc. disclaims beneficial ownership of the shares and reports that the securities are owned by advisory clients of Dimensional Fund Advisors Inc., no one of which owns more than 5% of the class.

(6)	Held by Mr. Crider as a Co-Trustee of the Crider Family Trust with his wife.

(7)	Includes 1,875 shares issuable upon the exercise of options held by Mr. Gimbel, with an exercise price of $31.24 per share. Includes 13,750 shares that are owned jointly with Mr. Gimbel’s wife. Excludes 10,600 shares that are held in trusts, for which Mr. Gimbel is the Trustee, for the benefit of Mr. Gimbel’s children, as to which he disclaims beneficial ownership.

(8)	Includes 42,500 shares issuable upon the exercise of options held by Mr. Hannah, with exercise prices of $25.08 to $25.60 per share. All of the shares are owned jointly with Mr. Hannah’s wife. Excludes 13,321 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan (“ESOP”).

(9)	Includes 1,875 shares issuable upon the exercise of options held by Mr. Hayes, with an exercise price of $17.11 per share.

(10)	Includes 1,875 shares issuable upon the exercise of options held by Mr. Henigson, with an exercise price of $17.11 per share.

(11)	Includes 5,625 shares issuable upon the exercise of options held by Mr. Johnson, with an exercise price of $26.39 per share.

(12)	All of the shares are owned jointly with Mr. Mollins’ wife. Excludes 5,635 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP.

(13)	Includes 1,875 shares issuable upon the exercise of options held by Mr. Waite, with an exercise price of $17.11 per share.

(14)	Includes 42,500 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $25.08 to $25.60 per share. Excludes 2,189 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP.

(15)	Includes 6,250 shares issuable upon the exercise of options held by Mr. MacBeth, with an exercise price of $25.08 per share. Excludes 5,144 shares with respect to which Mr. MacBeth has a vested right and shared voting power pursuant to our ESOP.

(16)	Includes 6,250 shares issuable upon the exercise of options held by Mr. Sales, with an exercise price of $25.08 per share. Excludes 678 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP.

(17)	See notes 6 through 16.

PROPOSALS
ELECTION OF DIRECTORS
      Our Bylaws divide the Board of Directors into two classes, which are to be as nearly equal in number as possible, and require one class to be elected each year and serve for a two-year term. The terms of four of the incumbent directors expire as of the date of the Annual Meeting. The Nominating and Governance Committee and the Board of Directors have nominated the following persons to be nominees for election at the Annual Meeting as directors: Douglas M. Hayes, Franklin R. Johnson and Leslie A. Waite. These nominees have agreed to serve as directors. The term of office for each director elected at the Annual Meeting will be two years, until the second following Annual Meeting of Shareholders and until their successors are duly elected and qualified. Mr. Robert Henigson informed the Board that he will retire effective April 30, 2005 and will not seek re-election. The Nominating and Governance Committee has not yet identified a successor to Mr. Henigson. The Board has determined to reduce the authorized number of directors to eight.
      Unless you otherwise instruct the proxyholders in the proxy, your proxy will be voted FOR the above-named nominees. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable.
      The three nominees for the position of director expiring in 2007 were elected to their present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2003. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select; provided that the proxyholders will not vote for more than three nominees.
      Certain information with respect to each nominee is set forth in “Management” below. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.
AMENDED AND RESTATED DIRECTORS STOCK OPTION PLAN
      In May 1998 the shareholders approved the Directors Stock Option Plan (“Directors Plan”), which is described below. Currently, the Directors Plan provides, among other things, for automatic grants of stock options to non-employee directors to allow them the opportunity to acquire our Common Stock. These automatic grants occur every five (5) years for as long as the individual remains a director of the Company. The options are not exercisable for the first year and then become exercisable at the rate of twenty-five percent (25%) per year on a cumulative basis. The Directors Plan also allows the Board of Directors to grant other options to non-employee directors. If options are not vested and exercisable at the time that an individual ceases to be a director of the Company, the options will expire by their terms. In May 2004 the Directors Plan was amended to accelerate the vesting of a non-employee director’s unexpired stock options in the event that such an individual retires from the Board of Directors at or after the age of 75, so that any unexpired stock options granted under the Directors Plan become immediately vested and exercisable, and the director, if he or she so desires, must exercise those options within ninety (90) days after such retirement or the options shall expire automatically.
      The Nominating and Governance Committee recommended that the Directors Plan be amended and restated to provide for annual automatic grants of stock options immediately following the Annual Meeting of Shareholders each year. Under the Directors Plan as amended and restated (the “Amended Directors Plan”) options to acquire 3,000 shares of Common Stock would be automatically granted to each non-employee director each year but would not be exercisable for a year. Once exercisable, the options would remain exercisable until that date which is ten years after the date of grant. In addition, the Amended Directors Plan would increase the number of shares available for future grants of options from the 187,000 shares currently reserved to 250,000 shares. The Nominating and Governance Committee believes that this structure is more consistent with stock options granted by other public companies and will assist in attracting qualified candidates for the Board of Directors. Accordingly, the Board of Directors has approved the Amended Directors Plan set forth in Appendix A and requests that the shareholders ratify this Amended Directors Plan.
      The Board of Directors recommends that you vote FOR the ratification of the Amended and Restated Directors Stock Option Plan. Unless otherwise indicated on your proxy, the proxy holders will vote your proxy FOR the Amended and Restated Directors Stock Option Plan.
Directors Stock Option Plan

	Dollar	Number of
Group	Value(1)	Participants

Non-Employee Directors	$746,100	6

(1)	Calculation reflects the amount due from optionees to exercise options based on an initial grant of options to acquire 3,000 shares of Common Stock for each non-employee director, at an exercise price equal to at least the market value of the Common Stock on May 18, 2005, assuming that market value on May 18, 2005 equals the market value as of the close of business on March 24, 2005. The actual benefit of the stock options to the non-employee directors may vary, depending on if the stock options are exercised, the market value of our Common Stock on the date of the exercise and the market value of our Common Stock on the date of disposition of such stock. Because the optionees are non-employees of the Company, there is no income tax consequence to the Company related to these options.

MANAGEMENT
Directors and Executive Officers
      The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance

David H. Hannah(1)	53	Chief Executive Officer; Director
Gregg J. Mollins(1)	50	President; Chief Operating Officer; Director
Karla R. Lewis	39	Executive Vice President; Chief Financial Officer
James P. MacBeth	57	Senior Vice President, Carbon Steel Operations
William K. Sales, Jr.	47	Senior Vice President, Non-Ferrous Operations
Joe D. Crider(1)(4)(5)	75	Non-Executive Chairman of the Board; Director
Thomas W. Gimbel(1)(5)	53	Director
Douglas M. Hayes(2)(3)(4)	61	Director
Robert Henigson(2)(3)(4)	79	Director
Franklin R. Johnson(2)(3)(5)	68	Director
Mark V. Kaminski(1)(4)(5)	49	Director
Leslie A. Waite(2)(3)(4)	59	Director

(1)	Term of office as a director expiring in 2006.

(2)	Term of office as a director expiring in 2005.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation and Stock Option Committee.

(5)	Member of the Nominating and Governance Committee.

Nominees for Directors to be Elected in 2005 With Terms Ending in 2007
      Douglas M. Hayes became a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), where he was Managing Director of Investment Banking from 1986 to May 1997, after which he established his own investment firm, Hayes Capital Corporation, located in Los Angeles, California. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Mr. Hayes serves as a member of our Audit Committee and our Compensation and Stock Option Committee. Mr. Hayes served on our Nominating and Governance Committee through February 2005. Mr. Hayes is also a director of Circor International, Inc., a public company, the securities of which are traded on the New York Stock Exchange, and for which Mr. Hayes serves as chairman of the nominating and governance committee and as a member of the compensation committee, and Mr. Hayes serves as a director of Sands Regent, a public company, the securities of which are traded on NASDAQ, and for which he serves as chairman of its audit committee. The Board of Directors has determined that Mr. Hayes is an independent director.
      Franklin R. Johnson was appointed a director of Reliance in February 2002. Mr. Johnson is a certified public accountant, having been the managing partner of the entertainment practice of Price Waterhouse until he retired in June 1997. Mr. Johnson was the chief financial officer of Rysher Entertainment, a producer and distributor of films and television shows from June 1997 to June 1999 and, since July 1999, he has served as a business consultant, a litigation consultant and an expert witness, none of which services has been provided to Reliance. Mr. Johnson serves as the Chairman and a member of our Audit Committee and as a member of our Nominating and Governance Committee. Mr. Johnson is also a director of Party City Corporation, a public company, the securities of which are traded on NASDAQ, and for which he serves as chairman of its audit committee and a member of its nominating committee. Mr. Johnson also serves as a director of Special Value Opportunities Fund, a public fund for institutional investors organized by Tennenbaum Capital Partners, for which Mr. Johnson is chairman of its audit committee. Mr. Johnson serves as the First Vice

President and as a director of the United States Tennis Association, a non-profit corporation, and is on the compensation and investment committees. Mr. Johnson also serves as a director and as chairman of the audit committee of the UCLA Foundation, also a non-profit entity. The Board of Directors has determined that Mr. Johnson is an independent director and that he qualifies as the financial expert of the Audit Committee.
      Leslie A. Waite has been a director of Reliance since 1977. Mr. Waite is an investment advisor and, since April 2003, has been Managing Director and Senior Portfolio Manager of Valenzuela Capital Partners. Prior to that, he had been the president and chief portfolio manager of Waite & Associates since its formation in 1977. Mr. Waite is a member of our Audit Committee and serves as a member and Chairman of our Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Waite is an independent director.

Directors Whose Terms Continue Until 2006
      Joe D. Crider became the Chairman of the Board of Reliance in February 1997. Mr. Crider was the Chief Executive Officer of Reliance from May 1994 until his retirement in January 1999. Mr. Crider was President of Reliance until November 1995. Before becoming the Chief Executive Officer, Mr. Crider had been President and Chief Operating Officer and a director since 1987. Prior to being named as the President and Chief Operating Officer, Mr. Crider had been Executive Vice President and Chief Operating Officer since 1975. Mr. Crider also serves as a director of American Steel, L.L.C., 50.5% of which is owned by Reliance. Mr. Crider serves as a member of our Compensation and Stock Option Committee and as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Crider is an independent director.
      Thomas W. Gimbel was appointed a director of Reliance in January 1999. Since 1984, Mr. Gimbel has been the President of Advanced Systems Group, which is an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member and Chairman of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.
      David H. Hannah was appointed a director of Reliance in 1992 and became the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. From 1987 to 1989, Mr. Hannah was Vice President and Chief Financial Officer of Reliance and, from 1981 to 1987, was Chief Financial Officer. Mr. Hannah also serves as a director of American Steel, L.L.C., 50.5% of which is owned by Reliance. For eight years before joining Reliance in 1981, Mr. Hannah, a certified public accountant, was employed by Ernst & Whinney (a predecessor to Ernst & Young LLP, our independent registered public accounting firm) in various professional staff positions.
      Mark V. Kaminski was appointed a director as of November 1, 2004. Mr. Kaminski was chief executive officer and a director of Commonwealth Industries, Inc. from 1991 to June 2004, when he retired. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Commonwealth Industries Inc. has been a supplier of metals to Reliance, but the purchases in any year do not exceed five percent of either the gross revenues or the total consolidated assets of the Company or of Commonwealth. Mr. Kaminski is also a director of the Matthew Kelly Foundation, Cincinnati, Ohio, a non-profit organization. The Board of Directors has determined that Mr. Kaminski is an independent director.
      Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002, was Vice President and Chief Operating Officer from 1994 to 1995 and was Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.

Director Who Will Retire in 2005
      Robert Henigson has been a director of Reliance since 1964. Mr. Henigson is a retired attorney, having been a partner of Lawler, Felix & Hall (a predecessor to Arter & Hadden LLP, our former counsel) prior to his retirement in 1986. Mr. Henigson is a member of our Audit Committee and our Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Henigson is an independent director.

Executive Officers
      In addition to Messrs. Hannah and Mollins, the following are executive officers of Reliance:
      Karla R. Lewis became Executive Vice President of Reliance in January 2002 and continues as our Chief Financial Officer. Mrs. Lewis had been Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant, was employed by Ernst & Young (our independent registered public accounting firm) in various professional staff positions.
      James P. MacBeth became Senior Vice President, Carbon Steel Operations in January 2002, having been promoted from Vice President, Carbon Steel Operations, a position which he had held since July 1998. Prior to that time, Mr. MacBeth served as Division Manager of our Los Angeles Reliance Steel Company division from September 1995 to June 1998. From December 1991 to September 1995, Mr. MacBeth was Vice President and Division Manager of Feralloy Reliance Company, L.P., a joint venture owned 50% by Reliance. Prior to December 1991, Mr. MacBeth held various sales and management positions since joining Reliance in 1969.
      William K. Sales, Jr. became Senior Vice President, Non-Ferrous Operations in January 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp., a producer of aluminum products and a supplier of Reliance.

Significant Employees
      In addition, the following Reliance officers are expected to make significant contributions to our operations:
      Donna Newton, 51, became Vice President, Human Resources in January 2001. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period.
      Kay Rustand, 57, joined Reliance as Vice President and General Counsel in January 2001. Prior to that time, Ms. Rustand was a partner at the law firm of Arter & Hadden LLP (our former counsel) in Los Angeles, California, for more than 10 years, specializing in corporate and securities law. Following law school, Ms. Rustand served as a law clerk for the Honorable Herbert Y. C. Choy, of the U.S. Court of Appeals, 9th Circuit.

Code of Ethics
      Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.rsac.com or a copy will be provided to you at no charge if you request one in writing to the attention of the Secretary of the Company. We have also established a confidential hotline to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices.
Board of Directors

Corporate Governance
      The Board of Directors has adopted Principles of Corporate Governance (“Principles”) outlining the responsibilities of the Board. These Principles are posted on the Company’s website at www.rsac.com. The Board’s primary role is to represent the interests of the Company’s shareholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the review of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions. The Board believes that the position of Chairman of the Board should be a non-executive position and separate from the Company’s Chief Executive Officer.
      The Board of Directors consists of nine directors, except that the number of directors shall be reduced to eight after Mr. Henigson’s retirement. Seven of the nine directors are independent. The Board is divided into two classes, which are to be as nearly equal in number as possible; one class is elected each year and serves for a two-year term. The Board has determined that directors should retire at the age of 75; provided that those directors serving on the Board at the time the mandatory retirement age was determined are not required to retire at that age.
      For 2004, members of the Board of Directors of Reliance who were not employees of the Company were paid $6,250 per quarter, plus $1,200 for each Board or committee meeting attended. The Chair of the Audit Committee was paid an additional $1,250 per quarter. The Chairs of each of the Compensation and Stock Option Committee and the Nominating and Governance Committee were paid an additional $1,000 per quarter. Effective January 1, 2005, upon recommendation of the Nominating and Governance Committee, members of the Board of Directors will receive an annual retainer of $30,000, paid quarterly, and a fee of $2,000 for each meeting attended. The Chair of the Audit Committee will receive an additional fee of $8,000 each year, paid quarterly, and the Chairs of the Compensation and Stock Option Committee and the Nominating and Governance Committee will each receive $4,000 per year, paid quarterly. All directors are reimbursed for expenses incurred in connection with Board or committee meetings. Under the Directors Stock Option Plan, non-employee directors are entitled to receive options to acquire our Common Stock in accordance with that plan.
      Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company’s Annual Meeting of Shareholders. During 2004, the Board of Directors met six times. No person attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which he served. All of the directors attended the 2004 Annual Meeting. Shareholders may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the address shown above.

Committees
      The Board of Directors has authorized three standing committees: the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee. The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.rsac.com, or are available in print to any shareholder who requests a copy from our Corporate Secretary. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole. Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole.

      The Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Mr. Johnson, the Chair of the Audit Committee, is the Audit Committee financial expert. Each of the other members of the Audit Committee, Messrs. Hayes, Henigson and Waite, are financially literate. Mr. Hayes became a member of the Audit Committee in February 2005. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and approves our internal auditors, and the Board of Directors as a whole ratifies such actions. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and all fees for audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. In 2004, the Audit Committee met six times.
      The Compensation and Stock Option Committee assists the Board in meeting its responsibilities relating to determining the compensation of the Company’s executive officers and senior management, recommends to the Board annual and long-term compensation for the Company’s executive officers and senior management and prepares an annual report on its activities and determinations for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. In addition to its annual review of the compensation of officers of Reliance, the Compensation and Stock Option Committee administers our stock option plans and the Reliance Supplemental Executive Retirement Plan. The Compensation and Stock Option Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any award of stock options, to interpret the plans, and to make all other determinations for administering the plans. The members of the Compensation and Stock Option Committee are independent directors as defined in the listing standards for the New York Stock Exchange. In 2004, the Compensation and Stock Option Committee met two times.
      In 2002 the Board of Directors established a Nominating and Governance Committee. The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board performance, and makes any recommendations to the full Board as needed to carry out its purpose.
      The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but seeks candidates, by any method the Committee determines to be appropriate, with experience, knowledge and expertise to complement the other directors on the Board. The priorities and emphasis on particular experience, knowledge or expertise may change from time to time depending on the Nominating and Governance Committee’s assessment of the needs of the Board and the Company. The Nominating and Governance Committee has engaged a search firm to assist with the identification of potential candidates. The committee members review and discuss resumes and other information regarding proposed candidates and will interview selected candidates before any nominee is presented to the Board for consideration. The Nominating and Governance Committee has determined that candidates should hold no more than two board seats in addition to serving as a director of Reliance and must qualify as an independent director as defined in the listing standards for the New York Stock Exchange.

      The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. The Nominating and Governance Committee recommended, and the Board adopted, those Corporate Governance Principles posted on our website. In 2004, the Nominating and Governance Committee met two times, but conferred by phone and email as needed.

Executive Session
      Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers or employees and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by a “Lead Director.” An executive session is held in conjunction with each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Hayes has been designated as the Lead Director. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.

Director Independence
      Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Mr. Crider is a former chief executive officer of the Company, but he has been retired for more than five years. Mr. Johnson is a former partner of Price Waterhouse, the predecessor to the Company’s internal auditor, but he has been retired for more than five years, which was before the Company retained PricewaterhouseCoopers. The Board has determined that, in light of the length of time that Messrs. Crider and Johnson have been retired, their prior relationships are not material to the determination of independence. Prior to his retirement, Mr. Kaminski served as chief executive officer and a director of Commonwealth Industries Inc., which has been a supplier of metals to Reliance. Since Reliance’s purchases from Commonwealth Industries Inc. in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Commonwealth, the Board has determined that this prior relationship would not interfere with Mr. Kaminski’s ability to exercise his independent judgment. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York Stock Exchange Rule 303A. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and to the Company’s management.
AUDIT COMMITTEE REPORT
      The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management. During 2004, the Audit Committee, which is composed entirely of independent, non-employee directors, met six times. The Audit Committee reviewed its Charter and recommended certain changes in its Charter to the Board. A copy of the Audit Committee Charter is attached hereto as Appendix B and is posted on our website.
      In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2004 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also annually receives the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discusses with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid the independent registered public accounting firm for audit and non-audit services.
      In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and recommended to the Board of Directors, subject to ratification by the shareholders, that Ernst & Young LLP be re-appointed as the Reliance independent registered public accounting firm for fiscal year 2005.

Douglas M. Hayes	Robert Henigson	Franklin R. Johnson, Chairman	Leslie A. Waite

COMPENSATION AND STOCK OPTION COMMITTEE REPORT
The Committee
      The Compensation and Stock Option Committee of the Board of Directors is composed entirely of independent, non-employee directors and makes recommendations to the Board of Directors regarding compensation of Reliance’s officers. The following report submitted by the Compensation and Stock Option Committee addresses compensation policies for 2004 applicable to Corporate officers, including the executive officers named in the Summary Compensation Table, and the Stock Option Plan and Supplemental Executive Retirement Plan (the “SERP”). Mr. Kaminski became a member of this Compensation and Stock Option Committee in February 2005 and did not participate in this report.
Principles and Programs
      The executive compensation program is a pay for performance program. It is designed to:

•	motivate executives to enhance shareholder value with compensation plans that are tied to Reliance’s performance; and

•	target executive compensation at a level to ensure our ability to attract and retain superior executives.
Cash Salaries and Incentive Compensation Programs
      To meet the above objectives, the program has both cash and equity elements that consist of base salary, an annual incentive bonus with both cash and stock elements and periodic stock options. In determining executive compensation, the Compensation and Stock Option Committee evaluates both the total compensation package and its individual elements. The Compensation and Stock Option Committee considers the Company’s performance and the relative shareholder return, among other things. As part of its review, the Compensation and Stock Option Committee also considers compensation data publicly available with respect to certain key competitors. When competitive data is used, the Compensation and Stock Option Committee gives primary consideration to the companies in Reliance’s peer group. Last year the Compensation and Stock Option Committee expanded the scope of its review to include data publicly available with respect to manufacturing and distribution companies of comparable size in terms of (1) revenues and/or (2) stock market capitalization. Detailed financial data and salary and bonus structure for seven additional public companies was considered in the Committee’s analysis.
      Generally, the Committee sets the base compensation in the mid-to-high range for comparable companies, and the cash and stock incentive bonus is used to compensate employees for their performance. It is expected that total compensation will vary annually based on Company and individual performance and individual contributions to Reliance and its performance. The Compensation and Stock Option Committee and the management of Reliance believe that compensation should be based both on short-term and long-term measurements and be directly tied to Company performance. The Compensation and Stock Option Committee applied the same standards to Mr. Hannah as Chief Executive Officer of Reliance as to the other officers of Reliance.
      Under the Key-Man Incentive Plan, the cash portion of the annual bonus is designed to provide a short-term (one-year) incentive to officers based on an evaluation of their individual contribution to our financial performance for the year and to assist in their exercise of our stock options for a long-term incentive. Corporate officers and certain division managers are eligible for incentive bonus payments under this Plan. Incentive awards are made after the prior fiscal year’s results are known. Generally, the aggregate of all awards made as an annual bonus may not exceed that amount which is equal to 20% of the amount by which our net income for that year exceeds the monthly average rate of return on a one-year Treasury bill (as supplied by the Federal Reserve Board) multiplied by our net worth at the beginning of the year (the “Incentive Pool”). No awards are made unless our net income for that year exceeds the average rate of return on a one-year Treasury bill (considered as a risk-free rate of return) multiplied by Reliance’s net worth. Upon recommendation of the Compensation and Stock Option Committee, the Board approves all Corporate officer incentive payments.

Officers of the subsidiaries (other than RSAC Management Corp.) are not currently eligible to participate in the Key-Man Incentive Plan, but are eligible to participate in other plans that the Compensation and Stock Option Committee does not administer. These plans are based on each subsidiary’s financial performance for the year and are reviewed and administered by the board of directors for each subsidiary.
      The formula used to distribute the Incentive Pool among the key personnel is reviewed annually to reflect better the individuals’ respective contributions to the operational profitability of Reliance. Officers are awarded points based on their individual performance, as determined appropriate by the Compensation and Stock Option Committee. Participating division managers are ranked according to four criteria (size of the division, measured in sales dollars; profitability of the division, in pretax income dollars; pretax return on sales; and pretax return on division assets) and awarded points based on their rankings. The Incentive Pool is then allocated to participants based on their respective number of points.
      The maximum incentive bonus for division managers is 40% of base compensation. The maximum incentive bonus for our Corporate officers may vary, but for 2004 it ranged from 50% to 175% of base compensation. This incentive compensation bonus is payable 75% in cash and 25% in our Common Stock, which is restricted for two years and is considered a long-term incentive. Corporate officers have the option of having this incentive compensation bonus payable 100% in cash.
      With respect to stock options that may be granted, which are considered long-term incentives, the Compensation and Stock Option Committee has its scope and authority defined for it by the Stock Option Plan that it administers. The Compensation and Stock Option Committee has complete authority to interpret the Plan and make all decisions with respect to how it functions. The Compensation and Stock Option Committee recommends to whom and in what number, and with what terms and conditions, options should be granted but the Board must authorize the issuance of the options.
      Typically, the Compensation and Stock Option Committee receives recommendations from the executive officers of Reliance as to who should receive options and in what amounts and then the Compensation and Stock Option Committee meets to review and discuss those recommendations. In making its recommendations to the Board, the Compensation and Stock Option Committee considers the position of the intended optionee, his or her importance to our activities, the number of options already granted to that individual and the option price or prices at which those earlier granted options are exercisable, the total number of options to be recommended for granting and the relative number of such recommended option grants among the various individuals then under consideration for option grants.

Joe D. Crider	Douglas M. Hayes	Robert Henigson	Leslie A. Waite, Chairman

EXECUTIVE COMPENSATION
      The following table summarizes certain information concerning the compensation that we paid for the fiscal years 2004, 2003 and 2002 to our chief executive officer and each of the other four most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities to Reliance during fiscal 2004:
Summary Compensation Table

					Long Term
					Compensation

						Securities
		Annual Compensation			Restricted	Underlying
Name and					Stock	Options/	All Other
Principal Position	Year	Salary	Bonus(1)	Other(2)	Awards	SARs(#)	Compensation(3)

David H. Hannah	2004	$525,000	$931,112	$227,400			$11,331
Chief Executive Officer	2003	500,000	575,297	370,800		30,000	10,615
	2002	500,000	413,948			20,000	10,326
Gregg J. Mollins	2004	$400,000	$708,508	$636,650			$11,331
President and Chief	2003	375,000	476,737	326,700		30,000	10,615
Operating Officer	2002	375,000	344,117			20,000	10,326

Karla R. Lewis	2004	$250,000	$442,883				$11,331
Executive Vice President	2003	230,000	292,466	$408,600		30,000	10,615
and Chief Financial Officer	2002	230,000	292,466			20,000	10,326

James P. MacBeth	2004	$225,000	$342,362				$11,331
Senior Vice President	2003	200,000	224,341	$371,621		25,000	10,615
Carbon Steel Operations	2002	200,000	204,341	11,835		20,000	10,326

William K. Sales, Jr.	2004	$225,000	$342,362				$11,331
Senior Vice President	2003	200,000	224,341	$345,056		25,000	10,615
Non-Ferrous Operations	2002	200,000	204,341	47,340		20,000	10,326

(1)	The amounts shown were paid under our Key-Man Incentive Plan and also include holiday bonuses.

(2)	The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options. See “Aggregated Options/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values”.

(3)	The amounts represent allocations to the accounts of each of the named executive officers of contributions made to our ESOP and the amount that represents our matching contribution to our 401(k) savings plan.
      During the year ended December 31, 2004, no stock options were granted to any executive officers. During the fiscal years ended December 31, 2003 and 2002, non-qualified stock options for 140,000 and 100,000 shares, respectively, of our Common Stock were granted to the executive officers named in the previous table.

      The following table sets forth information for the executive officers named above with regard to the aggregate stock options exercised during the year ended December 31, 2004, and the stock options held as of December 31, 2004:
Aggregated Options/ SAR Exercises in Last Fiscal Year
and FY-End Option/ SAR Values

			Number of Securities	Value of Unexercised
			Underlying	In-the-Money
			Unexercised Options/	Options/SARs
	Shares Acquired	Value	SARs at FY-End(#)	at FY-End($)(1)
Name	on Exercise(#)	Realized($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable

David H. Hannah	30,000	$227,400	42,500/37,500	$612,950/$514,450
Gregg J. Mollins	55,000	$636,650	17,500/37,500	$237,700/$514,450
Karla R. Lewis			42,500/37,500	$612,950/$514,450
James P. MacBeth			23,750/31,250	$323,175/$428,125
William K. Sales, Jr.			23,750/31,250	$323,175/$428,125

(1)	The value of the shares as of December 31, 2004 was based on the composite closing price on the New York Stock Exchange for that date or at the date of exercise.
Stock Option Plans
      In 1994, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 1994. In May 2001, the shareholders approved an amendment to the 1994 Plan to increase the number of authorized shares under the 1994 Plan to allow options to be granted for a maximum of 2,500,000 shares. As of December 31, 2004, there were 973,950 options to acquire shares of Common Stock outstanding under the 1994 Plan. The 1994 Plan provided for granting of stock options that may be either “Incentive Stock Options” within the meaning of Section 422A of the Internal Revenue Code of 1986 (the “Code”) or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of Common Stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding Common Stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation and Stock Option Committee established the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with either cash or shares of our Common Stock or other form of payment authorized by the Compensation and Stock Option Committee. Stock options expire five years from the date of the grant. The 1994 Plan expired by its terms as of December 31, 2003, but the outstanding options remain exercisable in accordance with their terms.
      In January 2002, we issued options to acquire an aggregate of 345,500 shares of our Common Stock at $25.60 per share to key employees based on their performance, of which 100,000 options were issued to named executive officers. In October 2003, we issued options to acquire an aggregate of 718,000 shares of our Common Stock at $25.08 per share to key employees, of which 140,000 options were issued to named executive officers. In 2002, options to acquire 170,600 shares of our Common Stock were exercised at prices ranging from $12.67 to $25.25 per share, 22,500 of which were exercised by the named executive officers. In 2003, options to acquire 423,375 shares of our Common Stock were exercised at prices ranging from $18.83 to $25.60 per share, 177,750 of which were exercised by the named executive officers. In 2004, options to acquire 367,800 shares were exercised at prices ranging from $18.83 to $25.60 per share, 85,000 of which were exercised by the named executive officers.
      In 2004, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 2004 (the “2004 Plan”). The Board reserved 3,000,000 shares of our Common Stock for issuance under the 2004 Plan. No options have been granted under the 2004 Plan. The 2004 Plan provides for granting of stock options that may be either “Incentive Stock Options” within the meaning of Section 422A of the Code or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of Common Stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding Common Stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation and Stock Option Committee establishes the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with cash or such other form of payment as may be authorized by the Compensation and Stock Option Committee. Stock options may not be granted more than ten years from the date of the 2004 Plan and expire five years from the date of the grant. The 2004 Plan expires by its terms as of December 31, 2013.
      In May 1998, the shareholders approved the Directors Stock Option Plan for non-employee directors. There were 300,000 shares of our Common Stock reserved for issuance under the Directors Plan initially. As of December 31, 2004, there were 52,500 options to acquire shares of Common Stock outstanding under the Directors Plan and 134,500 authorized shares available under the Directors Plan for future grants. In February 1999, the Directors Plan was amended to authorize the Board of Directors of Reliance to grant additional options to acquire our Common Stock to non-employee directors. In May 2004 the Directors Plan was amended to accelerate the vesting of a non-employee director’s unexpired stock options in the event that such an individual retires from the Board of Directors at or after the age of 75, so that any unexpired stock options granted under the Directors Plan become immediately vested and exercisable, and the director, if he or she so desires, must exercise those options within ninety (90) days after such retirement or the options shall expire automatically.
      Options under the Directors Plan are non-qualified stock options, with an exercise price equal to fair market value at the date of grant. All options granted expire five years from the date of grant. None of the stock options becomes exercisable until one year after the date of the grant, unless specifically approved by the Board of Directors. In each of the following four years, 25% of the options become exercisable on a cumulative basis. With respect to options granted in March 1999 to purchase 105,000 shares of our Common Stock at $18.83 per share, 20% of the options were immediately exercisable, and, in each of the following four years, 20% of the options became exercisable on a cumulative basis, as specifically approved by the Board of Directors. In February 2002, options to purchase 7,500 shares of our Common Stock at $26.39 per share were automatically granted under the Directors Plan. In May 2003, options to purchase 37,500 shares of our Common Stock at $17.11 per share were automatically granted under the Directors Plan. In 2004 options to acquire 22,500 shares of our Common Stock at prices ranging from $30.81 to $34.32 per share were automatically granted under the Directors Plan. In 2002, no options to acquire shares of our Common Stock were exercised under the Directors Plan. In 2003, options to acquire 36,000 shares of our Common Stock were exercised at prices ranging from $18.04 to $18.83 per share. In 2004, options to acquire 69,000 shares of our Common Stock were exercised at prices ranging from $17.11 to $18.83 per share.

      The following table sets forth certain information regarding the 1994 Plan and the Directors Plan as of December 31, 2004:
Equity Compensation Table

Number of Securities
	to be Issued upon	Weighted Average
	Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders	1,026,450	$25.12	3,134,500
Equity compensation plans not approved by security holders	—	—	—

Total	1,026,450	$25.12	3,134,500

      87,098 shares of the Company’s Common Stock are currently reserved for issuance as restricted stock under the Company’s Key-Man Incentive Plan.
401(k) Savings Plan
      Various 401(k) and profit sharing plans are maintained by Reliance and its subsidiaries. Effective in 1998, the Reliance Steel & Aluminum Co. Master 401(k) Plan (the “Master Plan”) was established, which combined several of the various 401(k) and profit sharing plans of Reliance and its subsidiaries into one plan. Salaried and certain hourly employees of Reliance and its participating subsidiaries are covered under the Master Plan. The Master Plan will continue to allow each subsidiary’s Board to determine independently the annual matching percentage and maximum compensation limits or annual profit sharing contribution. Eligibility occurs after three months of service, and the Reliance contribution vests at 25% per year, commencing one year after the employee enters the Master Plan. Reliance’s contributions to the Master Plan for the years ended December 31, 2004, 2003 and 2002 were $6,241,000, $4,528,000 and $4,543,000, respectively. Other 401(k) and profit sharing plans and defined benefit pension plans exist as certain subsidiaries have not yet combined their plans into the Master Plan as of December 31, 2004. One of these defined benefit pension plans was terminated effective December 31, 2004.
      Reliance also participates in various multi-employer pension plans covering certain employees not covered under our benefit plans pursuant to agreements between Reliance and collective bargaining units who are members of such plans.
Supplemental Executive Retirement Plan
      In 1996, Reliance adopted a Supplemental Executive Retirement Plan (“SERP”), which provides post-retirement benefits to key officers of Reliance. Under the SERP, benefit payments equal 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, less benefits from other retirement plans that we sponsor, including the 401(k) Plan and ESOP. The SERP was amended in 1999 to provide for a pre-retirement death benefit. Separate SERP’s existed for one of the companies acquired during 1998 and for our 50.5%-owned company, which continue to provide post-retirement benefits to certain key employees of each company who were eligible to participate in the plans at the time we acquired the companies. Reliance expenses were $1,498,000, $1,696,000 and $1,608,000 for the plans for the years ended December 31, 2004, 2003, and 2002, respectively, based on calculations made by our actuaries.

      The estimated present value of annual benefits payable by the SERP, net of amounts received under other retirement plans that we sponsor, at the normal retirement age of 65 for each of the executive officers named above is as follows:

Estimated Annual Benefits
Name	Payable Upon Retirement

David H. Hannah	$362,772
Gregg J. Mollins	$312,072
Karla R. Lewis	$169,092
James P. MacBeth	$150,048
William K. Sales, Jr.	$161,496
Incentive Plan
      We have maintained a Key-Man Incentive Plan for our division managers and officers since 1965, with subsequent amendments. Most recently, we modified the Key-Man Incentive Plan in January 1999, to more accurately reflect the conditions of Reliance and the industry, and to allocate the incentive bonus pool in accordance with the contributions of the eligible personnel. The initial incentive bonus pool is calculated to equal 20% of the amount by which our net income for that year exceeds the rate of return on a one-year Treasury bill multiplied by our net worth at the beginning of the year. That pool is then adjusted by additional calculations, including the accrual of the calculated incentives. Our corporate officers and certain division managers are eligible to participate in the pool and our division managers are ranked according to certain criteria and awarded points based on their rankings. The incentive compensation bonus is payable 75% in cash and 25% in our Common Stock, except that Corporate officers have the option of having this bonus paid 100% in cash. The Company has reserved 87,098 shares of Common Stock for issuance as restricted stock under this Plan as of December 31, 2004. Officers of the subsidiaries are not currently eligible to participate under the Key-Man Incentive Plan. See “Compensation and Stock Option Committee Report”.
      We also maintain a bonus plan for division managers that allows them to participate in pretax income from their respective divisions if that income exceeds an amount equal to a 15% return on division assets. This bonus plan has been in effect for many years. In 2004, all 23 eligible division managers received bonuses under this plan. In addition, most divisions have informal incentive compensation arrangements for other employees, which are proposed by division managers and approved from time to time by executive officers of Reliance. Our subsidiaries, other than RSAC Management Corp., have separate incentive bonus plans structured in the same manner to provide bonuses to certain of the officers and managers of these subsidiaries, based upon the earnings of the respective subsidiary. These subsidiary bonus plans are also reviewed periodically by the executive officers of Reliance and the subsidiary board of directors.
Employee Stock Ownership Plan
      In 1974, Reliance adopted an Employee Stock Ownership Plan (“ESOP”) that was approved by the Internal Revenue Service as a qualified plan and that allows eligible employees to receive our Common Stock. Union Bank of California is the ESOP trustee. All non-union employees, including officers, are eligible to participate in the ESOP as of January 1 after one and one-half year’s of service with Reliance. An employee who is eligible to participate is fully vested in the shares of our Common Stock allocated to his/her ESOP account. Allocation is based on the participant’s compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the Internal Revenue Service. Each year, Reliance contributes to the ESOP an amount determined by the Board of Directors, but no less than that amount necessary to cover the obligations of the ESOP, including any trustee’s fees. Our cash contributions were $1,000,000 in 2004 and $800,000 in each of 2003 and 2002. The cash contributions are then used to purchase shares of our Common Stock on the open market. The shares are retained by the ESOP until a participant retires or otherwise terminates his/her employment with Reliance. Employees of the subsidiaries, except for RSAC Management Corp., are not eligible to participate under our ESOP.

PERFORMANCE GRAPHS
      The following graph compares the performance of our Common Stock with that of the S&P 500, the Russell 2000 and peer group that we selected for the five-year period from December 31, 1999, adjusted for our September 1999 3-for-2 stock split, through December 31, 2004. The comparison of total return assumes that a fixed investment of $100 was invested on December 31, 1999 in all Common Stock and assumes the reinvestment of dividends. Since there is no nationally-recognized industry index consisting of metals service center companies to be used as a peer group index, Reliance constructed its own peer group. The peer group consists of Steel Technologies Inc., Olympic Steel Inc., Metals USA, Inc. and Gibraltar Industries, Inc., all of which have securities listed for trading on NASDAQ; A.M. Castle & Co., which has securities listed for trading on the American Stock Exchange; and Ryerson Tull, Inc. and Worthington Industries, Inc. which have securities listed for trading on the New York Stock Exchange, as of December 31, 2004 (collectively, “Peer Group”). We believe that this Peer Group reflects our competitive market. The returns of each member of the Peer Group are weighted according to that member’s stock market capitalization as of the period measured. Although the performance of our Common Stock has been better than the performance of the securities of the Peer Group, the stock price performance shown on the graph below is not necessarily indicative of future price performance.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG RELIANCE STEEL & ALUMINUM CO., THE S&P 500 INDEX,
THE RUSSELL 2000 INDEX AND PEER GROUP

	Cumulative Total Return

	12/99	12/00	12/01	12/02	12/03	12/04

Reliance Steel & Aluminum Co.	100.00	106.68	114.15	91.45	147.49	174.30

S & P 500	100.00	90.89	80.09	62.39	80.29	89.02

Russell 2000	100.00	96.98	99.39	79.03	116.38	137.71

Peer Group	100.00	54.32	82.62	86.05	121.61	164.61

*	$100 Invested on December 31, 1999 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

CERTAIN TRANSACTIONS
      In addition to a provision authorizing the indemnification of directors, our Restated Articles of Incorporation limit or eliminate the personal liability of directors for monetary damages to Reliance or its shareholders for the breach of fiduciary duty as a director in accordance with California corporate law. This provision does not limit or eliminate the liability of a director for the following: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard of the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors; and (vii) for improper distributions and stock dividends, loans and guaranties. The provisions of the Indemnification Agreements described below will be available to directors in the event of claims made against a director for certain types of liability which are not eliminated in the Restated Articles of Incorporation.
      Our Bylaws require Reliance to indemnify officers, directors, employees and agents to the fullest extent permissible by California Corporations Code Section 317 against expenses, judgments, fines, settlements or other amounts actually and reasonably incurred by that person as a result of being made or threatened to be made a party to a proceeding. Reliance has entered into indemnification agreements with all of its present directors and all of its officers, to indemnify these persons against certain liabilities. The form of these Indemnification Agreements was approved by the Board of Directors and shareholders of Reliance in March 1988, and the shareholders also authorized the Board of Directors to enter into Indemnification Agreements with all existing and future directors at the time they are so elected and to determine, from time to time, whether similar Indemnification Agreements should be entered into with other individual officers who are not directors. The Indemnification Agreements provide for indemnification in cases where indemnification might not otherwise be available in the absence of the Indemnification Agreements under our Restated Articles of Incorporation.
      Each Indemnification Agreement provides that Reliance will indemnify the indemnitee and hold him or her harmless, to the fullest extent permitted by law, from all amounts which he or she pays or is obligated to pay as a result of claims against him or her arising out of his or her service to Reliance, including derivative claims by or in the right of Reliance. Reliance has agreed to indemnify against the amounts of all damages, judgments, sums paid in settlement (if approved by Reliance, which approval will not be unreasonably withheld), counsel fees, costs of proceedings or appeals, and fines and penalties (other than fines and penalties for which indemnification is not permitted by applicable law) within the scope of the indemnification.
      In addition, Reliance has purchased directors and officers liability insurance for the benefit of its directors and officers.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our Common Stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.
      Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2004, all persons have complied with the requirements of Section 16(a).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Ernst & Young LLP has acted as our independent auditors for more than sixty years. The Audit Committee and the Board of Directors have selected Ernst & Young LLP to serve as the independent registered public accounting firm for the Company to perform the annual audit of our 2005 financial statements and have approved an engagement letter for Ernst & Young LLP to serve in that capacity for 2006, subject to shareholder approval and to certain other conditions, including that Ernst & Young LLP meets the “independence” requirements. We paid our independent registered public accounting firm the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, the audit of management’s assessment of internal control over financial reporting and the independent registered accounting firm’s own audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees. Our audit-related fees were paid for accounting consultations, benefit plan audits, due diligence reviews in connection with potential acquisition targets, certain of which were completed and reviews of our various regulatory filings. We paid tax fees for tax advice, planning and compliance, principally in connection with the preparation of our tax returns, and assistance related to our election of Section 338(h)(10) treatment for certain of our acquisitions and assistance with certain governmental tax audits.

Audit Fees
2004	$1,891,000
2003	$1,046,000
Audit-Related Fees
2004	$128,000
2003	$129,000
Tax Fees
2004	$714,000
2003	$755,000
All Other Fees
2004	$-0-
2003	$-0-
      The Audit Committee approved all of these fees. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent auditor. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm’s independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees incurred. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the

Chairman will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.
      A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. At the Annual Meeting, the shareholders will be asked to ratify and approve this selection.
      The Board of Directors recommends that shareholders vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2005. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2005.
OTHER MATTERS
      While management has no reason to believe that any other business will be presented at the Annual Meeting, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.
      The Company has provided our Annual Written Affirmation and Annual CEO Certification to the New York Stock Exchange.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      We must receive any shareholder proposals intended to be presented at the 2006 Annual Meeting and included in our proxy materials relating to such meeting not later than December 16, 2005. Such proposals must be addressed to the Secretary of Reliance.
      Reliance will furnish without charge to any shareholder, upon written request directed to the Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary
Los Angeles, California
April 15, 2005

APPENDIX A
RELIANCE STEEL & ALUMINUM CO.
AMENDED AND RESTATED
DIRECTORS STOCK OPTION PLAN
      1.     Purpose. The purposes of this Reliance Steel & Aluminum Co. Amended and Restated Directors Stock Option Plan (the “Plan”) are (a) to amend and restate the existing Directors Stock Option Plan, as previously amended (the “Original Plan”), to provide for annual grants of stock options to all Non-Employee Directors (defined below) at the same time and at the same exercise price (b) to advance the interests of Reliance Steel & Aluminum Co. (the “Company”) and its shareholders by offering to Non-Employee Directors of the Company the opportunity to acquire or increase their equity interests in the Company, thereby achieving a greater commonality of interests between shareholders and directors, and (c) to enhance the Company’s ability to retain and attract highly qualified Non-Employee Directors by providing an additional incentive to such Non-Employee Directors to continue to serve as members of the Company’s Board of Directors.
      2.     Definitions. For purposes of the Plan:

“Board” means the Board of Directors of the Company.

“Company” means Reliance Steel & Aluminum Co., a California corporation.

“Director” means any person who is a member of the Board.

“Effective Date” means the date of the Annual Meeting of Shareholders at which the Plan is approved by the shareholders of the Company.

“Non-Employee Director” means any Director who is not an employee of the Company or any of its subsidiaries or affiliates and is deemed to be a “non-employee director” of the Company under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or other applicable regulations.

“Option” means an option granted under the Plan to purchase shares of Stock. An Option shall be a non-statutory or non-qualified option under the Internal Revenue Code of 1986, as amended.

“Optionee” means the Non-Employee Director to whom that particular Option is granted.

“Plan” means this Reliance Steel & Aluminum Co. Amended and Restated Directors Stock Option Plan.

“Stock” means the Common Stock of the Company. Unless the context expressly indicates otherwise, “shares” means shares of Stock.
      3.     Shares Subject to Plan. Subject to adjustments as provided in Sections 7 and 8 hereof, the aggregate number of shares of Stock as to which Options may be granted under the Plan shall not exceed 250,000 Shares. If an Option granted hereunder shall expire, terminate or be cancelled for any reason without having been fully exercised, then the shares covered by the unexercised portion of such Option shall be available for purposes of the Plan.
      4.     Eligibility. All Non-Employee Directors shall be eligible to be granted Options in accordance with the Plan.
      5.     Grant of Options.

(a) New Grant. Upon the Effective Date of the Plan, and on the date of each subsequent Annual Meeting of Shareholders, each Non-Employee Director shall be entitled to and shall be granted by the Company an Option to acquire 3,000 shares of Stock. This provision shall be self-executing and shall not require any action of the Board to effectuate the grants.

(b) Additional Options. From time to time, the Board may grant additional Options to acquire Stock to one or more Non-Employee Directors, with such terms and conditions as the Board may determine to be appropriate; provided that the exercise price shall be determined in accordance with Section 6(a) of the Plan. Any such grant of Options shall be approved by a majority of the Directors who are employees of the Company or any of its subsidiaries or affiliates and by a majority of the Directors other than the Non-Employee Directors receiving the Options.
      6.     Terms of the Options. The Options shall be evidenced by a written Stock Option Agreement signed by the Optionee and, on behalf of the Company, by an officer. Each Option shall be subject to the following terms and conditions:

(a) Price. The price per share at which each Option granted under the Plan may be exercised (the “Option Price”) shall be at least one hundred percent (100%) of the fair market value of a share as of the date immediately preceding the date that the Option is granted. For purposes of the Plan, the fair market value of a share shall be the closing sale price of a share on the business day immediately preceding the date of the Company’s Annual Meeting of Shareholders as reported on the principal exchange on which the shares are traded or, if no shares were traded on such date, then the next preceding trading day (not more than 10) on which trading occurred.

(b) Option Period. An Option granted under the Plan shall terminate and the right of the Optionee (or the Optionee’s estate, personal representative, or beneficiary) to purchase shares upon exercise of the Option shall expire on that date which is ten (10) years from the date of grant (the “Termination Date”).

(c) Exercise of Options. No Option may be exercised in whole or in part for a period of one (1) year after the date of the grant of such Option. As of the anniversary of the grant of such Option, the Option shall be fully exercisable and shall remain exercisable until the earliest of (i) the date that it is exercised; (ii) the Termination Date; or (iii) the Expiration Date (as hereinafter defined). If the Optionee ceases to be a Non-Employee Director of the Company for any reason before all or any part of the Option becomes exercisable, the Option shall terminate and remain unexercisable as to any part that has not previously become exercisable, except as specifically provided in subparagraph (g) of this provision.

(d) Manner and Conditions of Exercise. To exercise an Option or any portion thereof, the Optionee or other person then entitled to exercise such Option or portion thereof shall deliver to the Secretary of the Company a notice, in writing, signed by the Optionee or such other person stating that such Option or a portion thereof is exercised, specifying the number of shares to be acquired upon exercise and complying with all applicable rules established by the Board, together with the following:

(i) Full payment (by wire transfer or cashier’s check) for the shares with respect to which the Option or portions being exercised; or

(ii) Such other consideration as the Board may approve.

No exercise shall be effective unless and until a proper notice and payment have been delivered as provided above. No fractional shares shall be issued under the Plan. In the event that an Option or a portion thereof shall be exercised pursuant to this Section of the Plan by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or portion shall be delivered to the Company.
      The Board may require as a condition to the exercise of an Option such representations and covenants as it in its absolute discretion deems necessary to effect compliance with the Securities Act of 1933, as amended, any state securities laws or rules and regulations thereunder.
      The Optionee, as a condition to exercising an Option, shall also make any arrangement determined by the Board to be necessary or appropriate to satisfy any federal or state withholding tax obligation resulting from exercise of an option or from the termination or partial termination of any restriction applicable to any share acquired on exercise of an Option, including the retention of shares by the Company or the delivery of cash to the Company equal in an amount to all or a portion of the withholding tax obligation pursuant to such arrangements as may be established by the Board. Any shares retained by or delivered to the Company under this Section shall be valued at the date of exercise in the same manner as provided hereunder.

(e) Legend. To ensure that such exercise and any resales are made in compliance with the Securities Act of 1933, as amended, and the Articles of Incorporation and Bylaws of the Company, as amended or restated, the Company may imprint an appropriate legend on certificates representing shares acquired on the exercise of an Option and issue appropriate stock transfer orders to its transfer agents. Any stock certificate evidencing shares of Stock issued pursuant to the exercise of an Option, shall bear such other legends as the Board, in the exercise of its sole and absolute discretion, shall require.

(f) Nontransferability. During the lifetime of an Optionee, his or her Option shall be exercisable only by the Optionee, and no Option shall be transferable other than by Will or the laws of descent and distribution. No interest of any Optionee under the Plan or any Option shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

(g) Retirement. If a Non-Employee Director retires as a member of the Board of Directors of the Company at or after the age of seventy-five (75), which has been designated as the mandatory retirement age for directors, such retiring Non-Employee Director shall have the right to exercise all or any portion of his or her unexpired Options granted pursuant to the Plan whether or not such unexpired Options shall be exercisable as of the date of retirement, provided that the unexpired Options shall be exercised, if at all, within ninety (90) days following the date of the Non-Employee Director’s retirement from the Company’s Board of Directors. Any such exercise shall be in accordance with the other terms and conditions of this Directors Plan.
      7.     Adjustment Upon Changes in Capitalization. In the event of any change in the Stock by reason of any stock dividend, recapitalization, split-up, combination or exchange of shares, or by reason of any similar change affecting the Stock (but not the issuance of additional shares, securities convertible into shares or options or rights to acquire shares of Stock or the Company’s repurchase of shares), the number and class of shares which thereafter may be acquired on exercise of Options under the Plan and the number and class of shares subject to outstanding Options and the exercise price of each such share shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Optionees. Any such adjustment shall be final and binding on each Optionee.
      8.     Merger, Consolidation, Etc. In its absolute discretion, and on such terms and conditions as it deems appropriate, the Board may provide by the terms of any Option that such Option cannot be exercised after the merger or consolidation of the Company with or into another corporation, the acquisition by another corporation or person of all or substantially all of the Company’s assets or the liquidation or dissolution of the Company; and, if the Board so provides, it may, in its absolute discretion and on such terms and conditions as it deems appropriate, also provide, either by the terms of such Option or by a resolution adopted prior to the occurrence of such merger, consolidation, acquisition, liquidation or dissolution, that, for some period of time prior to such event, such Option shall become exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or any installment provisions of such Option.
      9.     No Rights as a Shareholder. No Optionee shall have any rights or privileges as a shareholder with respect to any shares subject to Options prior to the date of issuance to him or her of a certificate for such shares upon exercise of an Option.
      10.     No Right To Continue as Director. Neither the Plan nor any Option granted under the Plan shall confer upon any Optionee or any other person any right to continue to be a Director of the Company.
      11.     Compliance With Laws and Regulations. The Plan, the grant and exercise of Options under the Plan and the obligation of the Company to sell and deliver shares upon exercise of Options shall be subject to all applicable federal and state laws, rules and regulations and to any approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificate for shares of Stock either (a) prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed or inclusion on any interdealer quotation system on which the Stock may be quoted, and (ii) the completion of any registration or qualification of such shares which is required under any federal or state law, or any ruling or regulation of any government body, and which the Company shall, in its sole discretion, determine to be necessary or advisable, or (b) until exemptions from such registration and qualification requirements are established to the reasonable satisfaction of the Company and its counsel.
      12.     Approval by Shareholders. The Plan will be submitted for the approval by holders of a majority of the shares of Stock voting thereon within twelve months after the Board’s adoption of the Plan. No Options shall be exercisable prior to the time when the Plan is approved by shareholders and, if such approval is not obtained by the end of the twelve-month period, all Options previously granted shall thereupon be cancelled.
      13.     Amendment and Discontinuance. The Board may from time to time amend, suspend or discontinue the Plan; provided that, without approval of the holders of a majority of the shares of Stock voting thereon, no action of the Board shall (a) increase the number of shares reserved for Options pursuant to Section 3 of this Plan, (b) permit the grant of any Option at a price less than that determined in accordance with Section 6 of this Plan, or (c) permit the grant of Options which expire beyond the periods provided for in Section 6 of the Plan. Without the written consent of the Optionee, no such amendment, suspension or discontinuance of the Plan shall alter or impair any Option previously granted to such Optionee pursuant to this Plan.
      14.     Term. Unless terminated earlier pursuant to the Plan, the Plan shall expire on, and no further Options shall be granted pursuant to the Plan on or after December 31, 2015.

APPENDIX B
RELIANCE STEEL & ALUMINUM CO.
AUDIT COMMITTEE CHARTER
Organization
      The Audit Committee (the “Committee”) of Reliance Steel & Aluminum Co. (“Reliance”) shall be composed of three or more members of the Board of Directors (the “Board”), each of whom is financially literate and at least one of whom has accounting or related financial management experience that will qualify him or her as a financial expert as defined by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). All members of the Committee shall be free of any relationship that may interfere with their exercise of independent judgment and shall meet the requirements of the NYSE and the SEC.
Purpose
      The primary purpose of the Committee is to assist the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent auditor and maintaining open communication between the Board and the independent auditor, the internal auditors and financial management. Without limiting the foregoing, the Committee shall also assist the Board in fulfilling its oversight responsibilities of (1) the integrity of Reliance’s financial statements, (2) Reliance’s compliance with legal and regulatory requirements insofar as they pertain to the audit function and the integrity of Reliance’s financial statements, and (3) the performance of Reliance’s internal audit function.
Responsibilities

Review Procedures
      1. Annually review the Charter and the Committee’s adherence to it.
      2. Annually review with Reliance’s counsel legal matters that could have a significant impact on the financial statements.
      3. Review with financial management and the independent auditor Reliance’s annual and quarterly financial statements prior to filing or distribution, as well as any earnings press releases, and review with management any earnings guidance. Discuss with management and the independent auditor any accounting policies which may be viewed as critical and any significant changes to Reliance’s accounting principles and any items required to be communicated by the independent auditor in accordance with the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61 (“AICPA SAS 61”).
      4. Discuss with management, the internal auditors and the independent auditor any significant financial risks and the policies or actions required to minimize such risks.
      5. Annually review related party transactions for potential conflicts of interest.
      6. Review financial and accounting personnel succession planning.
Independent Auditor
      1. Annually appoint, retain and oversee the work of the independent auditor after evaluating independence, performance and cost effectiveness. The Audit Committee must approve any discharge of the independent auditor. The Audit Committee shall resolve any disagreements between management and the independent auditor regarding financial reporting matters. The independent auditor is ultimately accountable to the Audit Committee and the Board and must report to the Audit Committee.

      2. Annually obtain and review written report from independent auditor disclosing (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the independent auditor, (c) any review of the independent auditor or any material issues raised by any inquiry or investigation of the independent auditor by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, including, but not limited to, the Public Company Accounting Oversight Board (“PCAOB”) (d) any steps taken to deal with any such issues, (e) the independent auditor’s registration with PCAOB and (f) all relationships with Reliance and consider the impact on the auditor’s independence and objectivity. Review any non-audit services provided by the independent auditor, approve the fees for such services and determine the compatibility of such services with the independent auditor’s independence and objectivity.
      3. Review with the independent auditor the scope and procedures of the audit and approve all amounts to be paid to the independent auditor for Reliance’s external audit.
      4. Review the experience and qualifications of the senior members of the independent auditor and their quality control procedures.
      5. Review with the independent auditor (a) the results of the audit in accordance with AICPA SAS 61, as amended, (b) the auditor’s findings and recommendations, (c) the opinions to be issued in respect to Reliance’s financial statements and internal control over financial reporting prior to any filings or other distribution and (d) the quality and acceptability of Reliance’s accounting principles, including any audit problems or difficulties and management’s response.
      6. Review with the independent auditor, Reliance’s internal auditors and financial management, the integrity, adequacy and effectiveness of the accounting and other financial controls of Reliance.
      7. Provide an opportunity for direct communication between the Board and the internal auditors and independent auditor, including the opportunity to meet with the Audit Committee without members of management present.
      8. Review with management and the independent auditor the financial information, including management’s discussion and analysis, to determine that the independent auditor is satisfied with the disclosure and content of the financial information.
      9. Establish policies regarding Reliance’s hiring of employees or former employees of the independent auditor.

Internal Audit Department
      1. Review with Reliance’s internal auditors the independence and authority of their reporting obligations and proposed audit plans and their coordination with the independent auditor, as well as any significant findings or reports prepared by the internal auditors and management’s response and follow-up. The internal auditors shall be responsible to senior management, but shall report to the Board through the Audit Committee.
      2. Review the experience and qualifications of the senior members of the internal auditors.
      3. Review the performance of Reliance internal auditors. The Committee must approve management’s appointment, termination or replacement of the internal auditors.
      4. Review and discuss with management and the independent auditor the adequacy of Reliance’s internal controls and internal auditing procedures.

Other Responsibilities
      1. Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Consider, and, if appropriate, investigate any matter brought to the attention of the Audit Committee within the scope of its duties. The

Committee shall have direct access to the independent auditor and Reliance personnel and may retain, at Reliance’s expense, special legal, accounting or other consultants or experts.
      2. Maintain minutes of meetings and periodically report to the Board on its activities.
      3. Annually prepare a report to shareholders as required by the Securities and Exchange Commission.
      4. Annually perform an evaluation of the Audit Committee and assess the effectiveness of management’s “tone-at-the-top.”
      5. Engage independent counsel and other advisers as the Audit Committee determines necessary to carry out its duties.
      While the Audit Committee has the responsibilities and powers set forth in this Charter, the Audit Committee is not responsible for planning or conducting audits or determining that Reliance financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. Those duties are the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, or to assure compliance with Reliance’s Code of Conduct.

RELIANCE STEEL & ALUMINUM CO.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Casting your vote in one of the three ways described in this instruction card votes the common shares indicated below of Reliance Steel & Aluminum Co. that you are entitled to vote.

You can vote via the Internet or by phone anytime prior to May 17, 2005. You will need the voter control number printed below to vote via the Internet or by phone. If you do so, you do not need to mail in your proxy card.

Please consider the issues discussed in the Proxy Statement and cast your vote by:

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/rs		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

Complete, sign, date and return the Proxy Card attached below in the enclosed envelope or by sending it to EquiServe Trust Company, N.A., Proxy Services, P.O. Box 8694, Edison, NJ 08818-8694 .
Vote by Mail

FOLD AND DETACH HERE

☒	Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all nominees listed in Item 1, and FOR Items 2, 3 and 4.

1.	To elect Directors.

	Nominees:	(01) Douglas M. Hayes, (02) Franklin R. Johnson,
(03) Leslie A. Waite

		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominee(s) except as written above

		FOR	AGAINST	ABSTAIN
2.	Ratify and approve the amendment of the Directors Stock Option Plan to provide for annual grants of stock options.	☐	☐	☐
3.	Ratify Ernst & Young LLP as the independent registered public accounting firm to perform the annual audit of our 2005 financial statements.	☐	☐	☐
4.	In their discretion on such other matters as may properly come before the meeting.	☐	☐	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.				☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

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FOLD AND DETACH HERE

PROXY
RELIANCE STEEL & ALUMINUM CO.
Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting of Shareholders on May 18, 2005

The undersigned hereby constitutes and appoints Thomas W. Gimbel and Robert Henigson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m. on Wednesday, May 18, 2005, at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071 and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends voting FOR all Nominees in Item 1 and FOR Items 2, 3 and 4. The Proxy Committee cannot vote your shares unless you sign and return this card.

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